Exhibit 10.13
OPTION TO PURCHASE REAL ESTATE
     This option made and entered by and between Douglas R. Stafford and Mary E. Stafford, husband and wife, 4779 South 1150 West, Dunkirk, IN 47336-9441, hereinafter referred to as SELLER, and Cardinal Ethanol, LLC, 2 OMCO Square, P.O. Box 501, Winchester, Indiana 47394, hereinafter referred to as BUYER, WITNESSETH:
     SELLER is the owner of the real estate described at Exhibit “A”.
     SELLER desires to grant BUYER an option to purchase the real estate described at Exhibit “A”.
     For and in consideration of the sum of Eight Hundred ($800.00) Dollars paid to SELLER by BUYER, SELLER gives and grants to BUYER the exclusive option, under the following terms and conditions, to purchase the real estate described at Exhibit “A”, said real estate to be surveyed, together with the buildings and all improvements thereon, the real estate described at Exhibit “A” as surveyed, together with the buildings and improvements thereon, sometimes hereinafter referred to as PROPERTY.
     1. Term of Option. Buyer shall exercise this option on or before January 30, 2007. BUYER may extend the time to exercise this option to January 30, 2008, provided on or before January 30, 2007, BUYER gives to SELLER written notice of BUYER’S desire to extend the time to exercise this option and pays to SELLER an additional Eight Hundred ($800.00) Dollars at the time of giving said written notice. If BUYER has not exercise this option on or before January 30, 2007, or on or before the extension date, this option shall terminate, be of no further force and effect, and SELLER shall be entitled to keep all sums paid under this agreement.

     2. Exercise of Option. This option may be exercised by giving written notice to SELLER, at SELLER’S address as set forth above, by certified mail, return receipt requested or by personal service, on or before midnight of January 30, 2007, or on or before midnight of the extension date.
     3. Purchase Price. The purchase price for the PROPERTY shall be the sum of Seventy-Five Thousand ($75,000.00) dollars less the sum paid for this option and any extension thereof.
     4. Survey. At any time after the execution of this option and during the option period or after the exercise of this option, BUYER shall cause an ALTA/ACSM survey of the PROPERTY by Beals Surveying Corporation, Richmond, IN. The cost of the survey shall be paid by the BUYER. BUYER shall have fourteen (14) days after the delivery of said survey to object to any material matter disclosed by the Survey. SELLER shall be able to cure any matter objected to by BUYER on or before fifteen (15) days prior to closing. In the event SELLER is unable to cure any material matter disclosed by the survey and objected to by BUYER, this agreement shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     5. Deed. Upon payment in full by BUYER to SELLER of the purchase price for SELLER agrees to convey the PROPERTY to BUYER by warranty deed, which warranty deed will convey the PROPERTY to the BUYER free and clear of any and all liens and encumbrances except easements and restrictions of record acceptable to BUYER, real estate taxes and assessments, those liens and encumbrances that may possibly attach to the PROPERTY by reason of the acts of omission or commission of the BUYER, and those liens and encumbrances as herein set forth and specified.
     6. Property Taxes. SELLER shall pay all installments of property taxes which become due prior to Closing. Property taxes and assessments relating to the PROPERTY for the calendar year of the Closing shall be prorated between SELLER and BUYER as of the Closing date. If the actual amount of taxes for the calendar year of the Closing is not known at the time of the Closing date, the proration shall be based on the amount of taxes due and payable with respect to the PROPERTY for the calendar year immediately preceding the calendar year of the closing, and BUYER shall be credited on the closing statement at the Closing SELLER’S pro rata portion of those taxes.
     7. Evidence of Title. At any time after the execution of this option and during the option period or after the exercise of this option and after the completion of the survey and the request of BUYER, SELLER shall furnish BUYER a commitment for title insurance to be issued by a title company acceptable to BUYER certified to a date within thirty (30) days of delivery to BUYER, showing merchantable title to the PROPERTY in the name of SELLER. The cost of the commitment shall be paid by BUYER. BUYER shall have fourteen (14) days after the delivery of said commitment for title insurance to notify SELLER of the acceptance of title or of any material defects therein. It is agreed by SELLER and BUYER that the following shall not be considered material defects in title: easements, covenants and restrictions of record acceptable to BUYER; real estate taxes and assessments; liens and encumbrances as set forth and mentioned in this agreement; any liens and encumbrances that may possibly attach to the PROPERTY by reason of the acts of omission or commission of the BUYER; and those liens and encumbrances that will be paid at the time of closing. SELLER shall be able to cure any material defects in title on or before fifteen (15) days prior to closing. In the event SELLER is unable to cure said material title defects, this agreement shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     On or before thirty (30) days after the closing of this transaction, SELLER shall deliver to BUYER a title insurance policy which shall show merchantable title to the PROPERTY in the name of BUYER and show said real estate to be free and clear of any and all liens and encumbrances except as set forth above.
     8. Right of Inspection and Investigation. At any time after the execution of this option and during the option period or after the exercise of this option, BUYER shall have the right, at BUYER’S expense, to conduct such inspections and investigations of the PROPERTY as BUYER may desire at BUYER’S absolute discretion. BUYER shall pay to SELLER any damages caused by BUYER or BUYER’S agents, independent contractors or employees for damages to the PROPERTY as a result of BUYER’S inspections or investigations. In the event BUYER’S inspections and investigations reveal that the PROPERTY is not satisfactory for BUYER’S purposes, such determination to be in BUYER’S sole and absolute discretion, this option shall become null and void and all sums paid by BUYER to SELLER under this agreement shall be retained by SELLER.
     9. Permits to Allow Use of PROPERTY for BUYER’S Intended Purposes. At any time after the execution of this option, and during the option period, or after the exercise of this option, BUYER shall, at BUYER’S expense, pursue and obtain from all governmental authorities and nongovernmental entities, approvals which are necessary to permit the use of the PROPERTY for BUYER’S intended purposes. SELLER shall execute such documents as are necessary and shall assist BUYER to obtain such approvals. In the event BUYER cannot obtain such approvals, this agreement shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     10. Assignment. This option may not be assigned by BUYER to any individual, limited partnership, corporation or other entity unless the consent of the SELLER is first obtained in writing, however such written consent of the SELLER shall not be unreasonably withheld.
     11. Real Estate Agent. The parties agree that BUYER has no responsibility for the payment of any real estate agent or brokerage fees incurred in the sale of the PROPERTY.
     12. Recording. A memorandum of this option may be recorded in the public records of Randolph County, State of Indiana.
     13. Time. Time is of the essence of this option.
     14. Attorney’s Fees. After the exercise of this option by BUYER, in the event that either party shall fail or refuse to complete the transaction as provided for in this option, the nonprevailing party shall pay the prevailing party all reasonable expenses including, but not limited to, Attorney’s fees and Court costs, incurred by the prevailing party in any litigation, negotiation or transactions relating to, or arising out of, the enforcement of this option by the prevailing party.

     15. Expenses. BUYER shall pay the cost of an Owner’s Policy of Title Insurance; the cost of survey; the cost of any inspections of the real estate under paragraph 8; and the settlement fee. SELLER shall pay the cost of deed preparation and the cost of curing title and survey defects. Any other costs of this transaction will be paid by the party incurring the same.
     16. Closing. This transaction shall close at the law office of Robert G. Cook, 116 E. Washington Street, Winchester, IN 47394, or such other place as may be agreed upon by the parties, thirty (30) days after the conditions of paragraphs 4, 7, 8, and 9 have been met and on the same date as BUYER’S closing with Carl Ford and Barbara J. Ford, as Trustees of the Living Trust of Carl Ford and Barbara J. Ford dated April 22, 1993; and on the same date as BUYER’S closing with Rodgers Farms LLC. Provided, that this transaction shall, in any event, close no later than six (6) months after the date the option is exercised. Proceeds shall be distributed to SELLER after SELLER’S transactions are closed and after BUYER’S transactions are closed with Carl Ford and Barbara J. Ford, as Trustees of the Living Trust of Carl Ford and Barbara J. Ford dated April 22, 1993; and with Rodgers Farms LLC.
     17. SELLER’S Default. After the exercise of this option by Buyer, in the event that SELLER shall refuse or fail to complete the transaction as provided for in this option, SELLER shall pay to BUYER all sums paid to SELLER under this option and this option shall be considered null and void or, at the option of BUYER, BUYER may pursue such remedies as are available to BUYER at either law or equity.
     18. BUYER’S Default. After the exercise of this option by BUYER, in the event that BUYER shall refuse or fail to complete the transaction as provide for in this option SELLER’S sole and only remedy shall be to retain all sums paid under this option as liquidated damages and this option shall be considered null and void.
     19. Severability. If any provision of this option is held invalid by a Court of competent jurisdiction, it shall be considered deleted from this option, but such invalidity shall not affect the other provisions that can be given effect without the invalid provisions.
     20. Entire Agreement. This option constitutes the entire agreement between the parties. This option shall not be amended except by written agreement signed by both parties.
     21. Headings. Headings or titles to said sections or paragraphs of this option are solely for the convenience of the parties and shall have no effect whatsoever on the interpretation of the provisions of this agreement.
     22. Law Governing. This option shall be governed by the laws of the State of Indiana.
     23. Authority. The undersigned person executing this agreement for and on behalf of BUYER represents and certifies that he is the President of BUYER and he has authority to execute this agreement for and on behalf of BUYER.
     24. Binding on Successors and Assigns. Provisions of this agreement will bind the successors and assigns of the respective parties.
     25. Contingency: If the event BUYER does not close with Carl Ford and Barbara J. Ford, as Trustees of the Living Trust of Carl Ford and Barbara J. Ford dated April 22, 1993 and with Rodgers Farms LLC, this agreement shall be considered null and void and all sums paid under this option shall be retained by SELLER.

     IN WITNESS WHEREOF, SELLER has executed this agreement this 17th day of February, 2006, and BUYER has caused this agreement to be executed this 17th day of February, 2006.

Cardinal Ethanol, LLC

/s/ Douglas R. Stafford	By:	/s/ Troy A. Prescott

Douglas R. Stafford		Troy A. Prescott
President

/s/ Mary E. Stafford

Mary E. Stafford

SELLER		BUYER

State of Indiana,

County of Randolph, SS:
     Before me, the undersigned Notary Public in and for Wayne County, Indiana, this 17th day of February, 2006, came Douglas R. Stafford and Mary E. Stafford, husband and wife, and acknowledged the execution of the foregoing instrument.

Witness my hand and official seal.

/s/ Robert G. Cook

Notary Public
Printed Name: Robert G. Cook

County of Residence: Wayne

My Commission Expires:

October 28, 2007

State of Indiana,
County of Randolph, SS:
     Personally appeared before me, the undersigned Notary Public in and for Wayne County, State of Indiana, this 17th day of February, 2006, Troy A. Prescott, personally known to me to be President of Cardinal Ethanol, LLC, and after first being duly sworn upon his oath, acknowledged the execution of the above and foregoing instrument for and on behalf of Cardinal Ethanol, LLC and stated that the representations contained herein are true.

/s/ Robert G. Cook

Notary Public
Printed Name: Robert G. Cook
County of Residence: Wayne

My Commission Expires:

October 28, 2007

This instrument prepared by Robert G. Cook, Attorney, Winchester, IN

The following described real estate situate in Jay County, Indiana, to-wit:
A part of the South part of the Southeast Quarter of Section 9, Township 22 North, Range 12 East, described as follows: Beginning at the Southwest corner of the Southeast Quarter of said Section 9, Township and Range aforesaid, running thence North on and along the center of the North and South Road, which is the half section line of said section a distance of eleven hundred thirty-two (1132) feet and four (4) inches; thence East one hundred twenty (120) feet; thence North eighty-tree (83) feet; thence West one hundred seventy-four (174) feet; thence North fifteen (15) feet; thence West one hundred twenty (120) feet and six (6) inches; thence South eighty-eight (88) feet, more or less, to the place of beginning.
EXHIBIT “A”